ZAP

                            SERIES B PREFERRED STOCK

                                4,800,000 Shares

                             SELLING GROUP AGREEMENT

                                October __, 2001


Dear Sirs:

         Alexander, Wescott & Co., Inc. and Hyperion Partners Corp., the underwriters (the "Underwriters") are the Underwriters named in the Prospectus, dated October 2, 2001. The Underwriters agreed to sell as agent for ZAP (the "Company"), subject to the terms and conditions set forth in the Underwriting Agreement referred to in the Prospectus, an aggregate of up to 4,800,000 shares of Series B Preferred Stock (the "Shares") of the Company. The Shares and the terms upon which they are to be offered for sale by the Underwriters are more particularly described in the Prospectus.

         1.1. The Shares are to be offered to the public by the Underwriters at a price of $1.00 per Share (herein called the "Public Offering Price") and in accordance with the terms of the offering set forth in the Prospectus.

         1.2. The Company, through the Underwriters as agents for the Company, is offering, subject to the terms and conditions hereof, a portion of the Shares for sale through certain dealers which are members of the National Association of Securities Dealers, Inc. and which agree to comply with the provisions of
Section 24 of Article III of the Rules of Fair Practice of such Association and to foreign dealers or institutions ineligible for membership in said Association which agree (a) not to resell Shares (i) to purchasers located in, or to persons who are nationals of, the United States of America or (ii) when there is a public demand for the Shares to persons specified as those to whom members of said Association participating in a distribution may not sell and (b) to comply, as though such foreign dealer or institution were a member of such Association, with Sections 8, 24, 25 (to the extent applicable to foreign nonmember brokers or dealers) and Section 36 of such Rules (such dealers and institutions agreeing to purchase Shares hereunder being hereinafter referred to as "Selected Dealers") at the Public Offering Price less a selling concession of ___% ($.___) per Share, payable as hereinafter provided. Selected Dealers may not reallow any further discounts on sales to other broker/dealers.

         1.3. If you desire to sell any of the Shares, your application should reach us promptly by telephone or facsimile at the office of the undersigneds, and we will use our best efforts to fill the same. We reserve the right to reject all subscriptions in whole or in part, to

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make allotments and to close the subscription books at any time without notice.
The Shares allotted will be confirmed, subject to the terms and conditions of this Agreement.

         1.4. The privilege of selling the Shares is extended to you by the Underwriters only if they may lawfully sell the Shares to dealers in your state.

         1.5. Any of the Shares sold you under the terms of this Agreement may be immediately offered to the public in accordance with the terms of the offering set forth herein and in the final Prospectus, subject to the laws of the various states. Neither you nor any other person is or has been authorized to give any information or to make any representations in connection with the sale of Shares other than as contained in the Prospectus.

         1.6. This Agreement will terminate when we shall have determined that the public offering of the Shares has been completed and upon telegraphic notice to you of such termination.

         1.7. On becoming a Selected Dealer and in offering and selling the Shares, you agree to comply with all applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934 and the NASD Rules of Fair Practice.

         1.8. Upon application, you will be informed as to the jurisdictions in which we have been advised that the Shares have been qualified for sale under the respective Shares or blue sky laws of such jurisdictions, but we assume no obligation or responsibility as to the right of any Selected Dealer to sell the Shares in any jurisdiction or as to any sale therein.

         1.9. Additional copies of the Prospectus will be supplied to you in reasonable quantities upon request.

         1.10. It is expected that public advertisement of the Shares will be made on termination of the Public Offering. Twenty-four hours after such advertisement shall have appeared but not before, you will be free to advertise at your own expense, over your own name, subject to any restrictions of local laws, but your advertisement must conform in all respects to the requirements of the Securities Act of 1933, and we will not be under any obligation or liability in respect of your advertisement.

         1.11. No Selected Dealer is authorized to act as our agent or to make any representation as to the existence of an agency relationship otherwise to act on our behalf in offering or selling the Shares to the public or otherwise.

         1.12. We shall not be under any liability for or in respect of the value, validity or form of the certificates for the Shares, or delivery of such certificates, or the performance by anyone of any agreement on his part, or the qualification of the Shares for sale under the laws of any jurisdiction, or for or in respect of any matter connected with this Agreement, except for lack of good faith and for obligations expressly assumed by us in this Agreement. The foregoing provisions shall be deemed a waiver of any liability imposed under the Securities Act of 1933.


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         1.13. Payment for the Shares sold by you hereunder is to be made at the
Public Offering Price, for which shall be made in the regular way as described in the Prospectus, or as we may advise, payable to the order of Alexander
Wescott & Co., Inc. and Hyperion Partners Corp., or as we shall specify for deposit in a special account at American Stock Transfer & Trust Company, New York, NY.

         1.14. Notice to us should be addressed to us at the offices of the undersigneds at the addresses indicated. Notices to you shall be deemed to have been duly given if telefaxed or mailed to you at the address to which this letter is addressed.

         1.15. If you desire to sell any of the Shares, please confirm your application by signing and returning to us your confirmation on the duplicate copy of this letter enclosed herewith even though you have previously advised us thereof by telephone or facsimile.


Dated: ________ __, 2001                    ALEXANDER, WESCOTT & CO., INC.


                                            By: ______________________________
                                            Name: ____________________________
                                            Title: _____________________________

                                       OR

                                            HYPERION PARTNERS CORP.

                                            By: ______________________________
                                            Name: Paul Mannion
                                            Title: _____________________________




Accepted and agreed as to ________ shares of Series B Preferred Stock this ____ day of _________ 2001.


By: _________________________



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